EXHIBIT 10.30.1

PEPCO HOLDINGS, INC.

AMENDED AND RESTATED ANNUAL EXECUTIVE INCENTIVE

COMPENSATION PLAN

Pepco Holdings, Inc. (“PHI” or the “Company”), pursuant to authority granted by its Board of Directors, hereby establishes and adopts the Pepco Holdings, Inc. Amended and Restated Annual Executive Incentive Compensation Plan (the “Plan”). The Plan shall supersede and replace in its entirety all of the terms and conditions of the Pepco Holdings, Inc. Annual Executive Incentive Compensation Plan adopted prior to the date hereof.

1. Purpose of the Plan. The Plan is a cash-based incentive program designed to align executive compensation with performance of PHI and its Subsidiaries and to accomplish the following objectives:

•	Link annual corporate and business priorities with one or more group and/or individual performance goals.

•	Reinforce a high-performance culture by tying executive compensation to measurable accountabilities and achievement.

•	Recognize and reward team and individual performance and differentiate award levels based on absolute and relative contributions.

•	Provide a variable and competitive award opportunity as part of total compensation that enables the Company to attract, retain and motivate key employees.

2. Definitions. The following terms where used in this Plan, shall have the meanings set forth below:

“Award” shall mean a cash incentive payment made in accordance with the terms of this Plan.

“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

“Book Value” means the book value of a share of the Company’s common stock, $.01 par value, determined in accordance with the Company’s regular accounting practices.

“Business Unit” shall mean a discrete segment of the Company which has a separate incentive plan approved by the Committee.

“CEO” shall mean the Chief Executive Officer of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendment or successor provision to such section, and any Treasury regulations promulgated thereunder.

“Committee” shall mean the Compensation/Human Resources Committee of the Board or the Board (or their designee), except that, to the extent required for an Award to a Covered Executive to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall consist solely of two (2) or more directors, each of whom is an “outside director” (as such term is defined by Treas. Reg. section 1.162-27(e)(3)).

“Covered Executive” shall mean any Participant who, for a given Plan Year, is (or would be if the Participant remained employed until the last day of the Plan Year, or, in the opinion of the Committee, is likely to be) a “covered employee” within the meaning of Section 162(m) of the Code.

“Disability” means the permanent and total disability of a Participant in the Plan as determined by the Committee in its discretion.

“Key Employee” shall mean any executive or employee of PHI or any Subsidiary.

“Maximum Award Opportunity” shall mean an amount established annually for each Participant in the Plan which represents the maximum incentive payment which may be given under the Plan to that Participant for performance during the Plan Year.

“Participant” shall mean any Key Employee selected by the Committee to participate in the Plan.

“Performance Goals” may consist of:

A.	Annual performance objectives for the Company as a whole (“Corporate Performance Goals”);

B.	Business Unit performance objectives for one or more Business Units of the Company (“Business Unit Performance Goals”); and

C.	Individual performance goals for individual executives participating in the Plan (“Individual Performance Goals”).

The business criteria for each category of Performance Goals are set forth in Exhibit A to the Plan.

“Plan Year” shall mean a calendar year during which the Plan is in effect.

“Retirement” shall mean separating from service with the Company or any Subsidiary on or after attaining age fifty-five (55) and achieving at least ten (10) years of continuous employment with the Company or any Subsidiary.

“Subsidiary” shall mean any corporation or other form of organization of which 50% or more of its outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the Company.

“Target Award Level” shall mean an amount established annually for each Participant in the Plan which represents the target incentive opportunity which may be available to that Participant if all established Performance Goals are met, expressed as a percentage of base annual salary, including deferred compensation (other than deferred Awards under the Plan).

“Termination” means resignation or discharge from employment with the Company or any of its Subsidiaries, except in the event of death, Disability or Retirement.

3. Plan Administration

A.	The Plan shall be administered by the Committee in accordance with the terms and conditions hereof. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan, to make such determinations and interpretations and to take such action in connection with the Plan and any Awards as it deems necessary or advisable, in its sole discretion. All determinations, decisions and interpretations made by the Committee shall be final, binding and conclusive on the Participants in the Plan, and upon any party or representative claiming an interest in the Plan through or on behalf of a Participant or former Participant, or on any other basis.

B.

Notwithstanding any other provision of the Plan, the Committee shall have the discretion to adjust or eliminate Awards, not to exceed such Participant’s Maximum Award Opportunity; provided, however, that no upward adjustment may be made of an Award to a Covered Executive that would prevent such Award from being “performance-based compensation” as such term is used in Section 162(m) of the Code.

C.	The Committee shall have the authority to do all such things as are appropriate to ensure the proper administration of this Plan according to its terms, including but not limited to:

(i)	Selecting the Key Employees who shall become Participants in the Plan;

(ii)	Approving Performance Goals;

(iii)	Approving (a) Target Award Levels, (b) Maximum Award Opportunities, and (c) the allocation of the proportion of Awards to be based on each category of Performance Goals;

(iv)	Determining whether an Award is to made to any Participant, which determination shall be reported to the Board at its next regularly scheduled meeting after the determination is made; and

(vi)	Establishing any future service requirements which must be met as a condition to the full vesting of an Award.

D.	The Plan shall be effective as of January 1, 2012; provided, however, that the Plan shall be subject to approval of the stockholders of the Company at an annual or special meeting of stockholders of the Company before payment of Awards to Covered Executives made during the 2012 Plan Year so that, following receipt of stockholder approval, such payments would, if subject to Section 162(m) of the Code, qualify as “performance-based compensation” thereunder. No Award shall be paid under the Plan to a Covered Executive before such stockholder approval has been obtained. In addition, the Board may determine to submit the Plan to stockholders for reapproval at such times, if any, required such that Awards under the Plan to Covered Executives shall qualify as “performance-based compensation” under Section 162(m) of the Code.

E.	No Award shall be made in respect of any Plan Year that begins on or after January 1, 2022.

4. Participation. Participants in the Plan for a Plan Year shall be Key Employees selected by the Committee, upon the recommendation of the CEO. The decision as to selection of Participants normally is (but is not required to be) made for a Plan Year on or before January 31 of that Plan Year. The Committee may, however, subject to the limitations of Section 5.D. with respect to Covered Executives, permit additional Key Employees to become Participants during the Plan Year. At no time shall any person have a right (i) to be selected as a Participant for any Plan Year, (ii) if so selected, to be entitled to any Award, or (iii) having been selected as a Participant for one Plan Year, to be selected as a Participant for any subsequent Plan Year.

5. Performance Goals.

A.	Categories of Performance Goals. A Participant’s Maximum Award Opportunity shall require the achievement of one or more Performance Goals in some or all of the foregoing categories:

1.	Corporate Performance Goals. The Committee shall establish Corporate Performance Goals (which may vary from Participant to Participant) designed to accomplish the purposes set forth in Section 1 of the Plan. The Committee shall have the authority to amend Corporate Performance Goals at any time when, in the Committee’s judgment, unforeseen circumstances exist which require modification in order to ensure that the purpose of the Plan is properly served; provided, however, that no adjustment will be made of an Award to a Covered Executive that would prevent such Award from being “performance-based compensation” as such term is used in Section 162(m) of the Code.

2.	Business Unit Performance Goals. The Committee, after consultation with the senior officer of the applicable Business Unit, shall establish Business Unit Performance Goals (which may vary from Participant to Participant) designed to accomplish the business plan of each Business Unit for the Plan Year. The Committee, after consultation with the senior officer of the respective Business Unit, shall have the authority to amend the applicable Business Unit Performance Goals at any time when, in the Committee’s judgment, unforeseen circumstances exist which require modification in order to ensure that the purpose of the Plan is properly served; provided, however, that no adjustment will be made of an Award to a Covered Executive that would prevent such Award from being “performance-based compensation” as such term is used in Section 162(m) of the Code.

3.	Individual Performance Goals. The Committee may establish Individual Performance Goals for a Participant in the Plan (which may vary from Participant to Participant). These Performance

Goals, to the extent implemented, will be developed, reviewed and approved by the Committee. Individual Performance Goals shall be designed to encourage the accomplishment of such management objectives as are deemed appropriate by the Committee in light of the purposes of the Plan.

B.	General Criteria. Except as provided in Section 5.D. with respect to a Covered Executive, the establishment of Performance Goals normally is (but is not required to be) made for a Plan Year on or before January 31 of that Plan Year. The Committee shall ensure Performance Goals meet the following general criteria:

1.	Business Unit and Individual Performance Goals shall not be established which conflict with the Corporate Performance Goals.

2.	Business Unit and Individual Performance Goals shall be considered so that the Performance Goals with respect to one Business Unit and/or Participant do not conflict inappropriately with the Goals of another Business Unit and/or Participant.

C.	Future Service Requirements. The Committee may condition any Participant’s right to receive all or any portion of an Award by establishing a future service requirement pursuant to which the Participant’s right to receive a designated portion of an Award will be forfeited if the Participant terminates employment for any reason other than death or Disability after the Plan Year to which the Award relates and prior to the end of the designated service period.

D.	Covered Executives. The Performance Goals with respect to any Covered Executive for a Plan Year shall be determined in writing by the Committee (i) no later than the end of the 90-day period beginning on the first day of such Plan Year and (ii) while the outcome of the Performance Goals is substantially uncertain.

6. Target Award Levels and Maximum Award Opportunities. The Committee shall establish, with the advice and recommendation of the CEO, the Target Award Levels and Maximum Award Opportunities applicable to Participants in the Plan. Except with respect to Covered Executives, the Target Award Levels and Maximum Award Opportunities applicable to a Participant for a Plan Year normally are (but are not required to be) set on or before January 31 of that Plan Year; provided, however, that with respect to Covered Executives, such terms must be set by the Committee in writing (i) no later than the end of the 90-day period beginning on the first day of such Plan Year and (ii) while their outcome is substantially uncertain. Target Award Levels shall be expressed as a percentage of base annual salary including deferred compensation (other than deferred Awards under this Plan) earned during the Plan Year and may vary among individual Participants or among classes of Participants. Target Award Levels may also be allocated as between Corporate Performance Goals, Business Unit Performance Goals and Individual Performance Goals, by Participant or by classes of Participants. Maximum Award Opportunities shall be expressed as a percentage of Target Award Level and may vary among individual Participants or among classes of Participants.

7. Determination of Awards. The Committee shall determine the Awards, if any, to be made for each Plan Year as soon after the end of the Plan Year as is practicable, considering the purposes of the Plan, the Performance Goals and Target Award Levels previously established for that Plan Year, the actual performance of the Company and of each Business Unit and Participant during the Plan Year, and any other factor or circumstance the Committee, in its sole discretion, determines to take into consideration. The Committee shall certify in writing the achievement of the Performance Goals that result in an Award to any Covered Executive, as well as the satisfaction of any other material terms of the Award. In no event shall an Award be paid unless the Performance Goals for the Award have been satisfied.

8. Payment of Awards. Awards determined for each Plan Year shall be paid as soon as is practicable after both (i) the determinations described in Section 7 have been made and (ii) if applicable, any applicable future service requirement has been satisfied. In all events, such Award shall be paid prior to the expiration of two and one-half months following (i) the close of the Plan Year to which such Awards relate or (ii) if later, the close of the Plan Year during which any applicable future service requirement was satisfied. Payment will be made in cash in a lump sum, except, if a Participant is otherwise eligible to participate in any executive deferred compensation plan of the Company or any Subsidiary under which such deferral would otherwise be permitted, the Participant may elect to defer payment of any Award in whole or in part under the terms of that deferred compensation plan; provided, however, that no deferral election will be offered if such deferral election or the offer of such deferral election would cause adverse tax consequences under Section 409A of the Code.

9. Termination, Retirement, Disability or Death of a Participant. Except as provided in Section 10:

A. Retirement, Death or Disability. In the event of the Retirement, Disability or death of a Participant prior to the determination of Awards for a Plan Year, the Participant (or his or her beneficiary, in the case of death) may be given an Award for that Plan Year, subject to compliance with applicable laws, including Section 409A of the Code. If the Retirement, Disability or death occurred during the Plan Year, any amount of payment to be made pursuant to such Award shall be reduced by multiplying it by a fraction, the numerator of which is the number of days in the Plan Year that have elapsed as of the day immediately prior to such Retirement, Disability or death, and the denominator of which is 365.

B. Termination. In the event of a Termination of a Participant during a Plan Year, no Award shall be made to or on behalf of that Participant for that Plan Year.

C. Reallocation of Awards. To the extent that any Award is reduced in whole or in part pursuant to this Section 9, which Award was allocable to a Participant who is no longer employed with the Company or any Subsidiary prior to the Committee’s determination of Awards for a Plan Year, such reduced Award may, as determined in the sole discretion of the Committee, be reallocated to other Participants, such that the aggregate amount payable with respect to all Awards for such Plan Year is not affected by the Participant’s departure; provided, however, that no reallocation of an Award will be made to a Covered Executive that would prevent any Award to a Covered Executive from being “performance-based compensation” as such term is used in Section 162(m) of the Code.

10. Status of Awards under Section 162(m). It is the intent of the Company that Awards granted to a Participant who is a Covered Executive shall constitute “performance-based compensation” within the meaning of Section 162(m) of the Code. Accordingly, with respect to such Awards, the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code. No payment under the Plan shall be authorized or made to a Covered Executive if and to the extent that such authorization or payment would contravene Section 162(m) of the Code. No Award with respect to any Covered Executive shall exceed three million dollars ($3,000,000) for any Plan Year. The Committee, in its sole discretion, may reduce (but not increase) the amount of any Award determined to be payable to a Covered Executive.

11. Other Plans. Amounts received by Participants under this Plan shall not be considered compensation for the purpose of any other benefit plan maintained by the Company, unless the terms of such other benefit plan so provide.

12. No Contractual, Fiduciary or Trust Relationships Created. A Participant’s participation in the Plan shall not be deemed to create a contractual relationship or any other form of obligation between the Participant and the Company, and shall not establish entitlement to any Award. Nothing contained in this Plan, and no action taken hereunder, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any executive, any beneficiary or any other person. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

13. No Employment Right; Tenure. Participation in this Plan shall not constitute a contract of employment between the Company or any Subsidiary and any individual and shall not be deemed to be consideration for, or a condition of, continued employment of any individual. A Participant’s right, if any, to serve the Company as a officer, employee or otherwise shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan.

14. Indemnification. Each person who is or at any time serves as a member of the Board or the Committee (and each person to whom the Board or the Committee has delegated any of its authority or power under this Plan) shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit, or proceeding relating to the Plan. Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Amended and Restated Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

15. No Assignment. The right of any Participant, beneficiary, or other person to receive benefits under the Plan may not be assigned, transferred, pledged or encumbered, except for transfers by will or the laws of descent and distribution, nor shall any such right be subject to attachment or other legal process of whatever nature.

16. Payments to Incompetent Persons or Minors. If the Company finds that any person to whom any payment is payable under this Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a fully appointed guardian, committee or other legal representative) may be paid to the spouse, a parent, or a brother or sister, or to any person deemed by the Company to have incurred expenses for the person who is otherwise entitled to payment, in such manner and proportions as the Company may determine. Any such payment will serve to discharge any liability of the Company under this Plan to make payment to the person who is otherwise entitled to payment.

17. Withholding. To the extent required by law, the Company shall withhold all federal, state or other income or payroll taxes from any payments made hereunder and shall furnish the recipient and the applicable governmental agency or agencies with such reports, statements or information as may be legally required in connection therewith.

18. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

19. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any specific assets of the Company or investments which the Company may make to aid in meeting its obligations under the plan. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

20. Compliance with Section 409A of the Code. Although Awards are intended to be exempt from, or comply with, the requirements of Section 409A of the Code, and the Plan shall be interpreted accordingly, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or foreign law. The Company shall not be liable to any Participant for any tax the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with any cessation of such Participant’s employment with the Company or any Subsidiary constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

21. Amendments. The Board may amend the Plan from time to time or suspend or terminate the Plan at any time, provided that any such amendment, suspension or termination shall be subject to stockholder approval if and to the extent required by applicable law, rule or regulation, or to ensure that compensation to a Covered Executive under the Plan will qualify as “performance-based compensation” under Section 162(m) of the Code.

22. Clawback Rules. If a Participant is subject to the provisions of (i) Section 304 of the Sarbanes-Oxley Act of 2002 and/or (ii) any policies adopted by the Company in accordance with rules that may be promulgated by the Securities and Exchange Commission pursuant to Section 10D of the Securities Exchange Act of 1934, as amended (individually or collectively, the “Clawback Rules”), such Participant shall be bound by and must comply with all provisions and requirements of such Clawback Rules.

23. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflict of laws.

[signatures appear on the following page]

IN WITNESS WHEREOF, the Company has caused the Plan to be signed on this 15th day of December, 2012.

PEPCO HOLDINGS, INC.

By:	/s/ Joseph M. Rigby
Joseph M. Rigby
Chairman of the Board, President and Chief Executive Officer

ATTEST:

By:	/s/ Jane K. Storero
Jane K. Storero
Secretary

EXHIBIT A

BUSINESS CRITERIA FOR CATEGORIES OF PERFORMANCE GOALS

A.	Corporate Performance Goals

Corporate Performance Goals will be based on one or more of the following business criteria: (i) gross, operating or net earnings before or after income taxes; (ii) earnings per share; (iii) Book Value per share; (iv) cash flow per share; (v) return on equity; (vi) return on investment; (vii) return on assets, employed assets or net assets; (viii) total stockholder return (expressed on a dollar or percentage basis); (ix) return on cash flow; (x) internal rate of return; (xi) cash flow return on investment; (xii) improvements in capital structure; (xiii) residual income; (xiv) gross income, profitability or net income, including gross margins; (xv) price of any Company security; (xvi) sales to customers (expressed on a dollar or percentage basis); (xvii) retention of customers (expressed on a dollar or percentage basis); (xviii) increase in the Company’s or a Subsidiary’s residential customer satisfaction ratings (based on a survey conducted by an independent third party) and reputation within service territories; (xix) economic value added (defined to mean net operating profit minus the cost of capital); (xx) market value added (defined to mean the difference between the market value of debt and equity, and economic book value); (xxi) market share; (xxii) level of expenses, including without limitation capital expenditures; (xxiii) combined ratio; (xxiv) payback period on investment; (xxv) net present value of investment; (xxvi) management recruitment and talent development; (xxvii) metrics regarding execution on business or operating initiatives, including without limitation securing approvals of electric transmission projects, completion of capital projects, the deployment of “Smart Grid” technology and related customer benefits and successful achievement of regulatory milestones; (xxviii) safety (including, for example, criteria relating to numbers of reported injuries, preventable accidents and vehicular accidents); (xxix) diversity (including, for example, presenting at and attending Company- or Subsidiary-sponsored diversity events, and expenditures made to minority-owned businesses); and (xxx) compliance with applicable electric service reliability metrics (including without limitation outage frequency, outage duration, frequency of momentary interruptions, average frequency of customer interruptions, and average number of momentary interruptions per customer).

A-1

B.	Business Unit Performance Goals

Business Unit Performance Goals will be based on one or more of the following business criteria: (i) environmental compliance; (ii) compliance with financial and regulatory controls; (iii) ethical behavior; (iv) workforce quality, as measured by, among other things, one or more of: diversity measures, talent and leadership development, succession management, workforce hiring, and employee satisfaction; and (v) one or more of business criteria set forth under clauses (i) through (xxx) above with respect to Corporate Performance Goals.

C.	Individual Performance Goals

Individual Performance Goals will be based on one or more individual performance measures related to the Company, any Subsidiary or the Company’s or Subsidiary’s business, which shall be measured solely in terms of quantitative targets related to the Company, any Subsidiary or the Company’s or Subsidiary’s businesses, including without limitation (i) one or more the business criteria set forth under clauses (i) through (xxx) above with respect to Corporate Performance Goals; (ii) one or more of the business criteria set forth under clauses (i) through (iv) above with respect to Business Unit Performance Goals; (iii) other objective transmission and distribution-related criteria; (iv) other customer service-related criteria, such as customer satisfaction, service levels and responsiveness; (v) bad debt collections, expenses or losses; (vi) budget achievement; (vii) risk management; and (viii) relative performance (as measured by the foregoing Performance Goals) against other individuals in similar companies operating in targeted areas.

Each of the foregoing Performance Goals may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company, its Subsidiaries or business units or the past or current performance of other companies (including industry or general market indices), or a combination of any of the foregoing, and may be applied at various organizational levels.

A-2